Exhibit 10.4

FORM OF

LICENSE AGREEMENT

BY AND BETWEEN

CBS BROADCASTING INC.

AND

CBS OUTDOOR AMERICAS INC.

DATED AS OF                     , 2014

LICENSE AGREEMENT

This LICENSE AGREEMENT, dated as of             , 2014 (this “Agreement”), is by and between CBS Broadcasting Inc., a Delaware corporation, and CBS Outdoor Americas Inc., a Maryland corporation (the “Licensee”). The Licensor and the Licensee are herein referred to individually as a “Party” and collectively as the “Parties.” Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Master Separation Agreement, dated as of the date hereof, by and between CBS Corporation, a Delaware corporation (“CBS”) and Outdoor Americas (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, the Licensee is presently a wholly owned indirect subsidiary of the Licensor, which itself is a wholly owned indirect subsidiary of CBS;

WHEREAS, CBS presently intends to cause the Licensee to issue shares of Outdoor Americas Common Stock in an initial public offering (the “IPO”), immediately following which CBS will own at least 80.1% or more of the outstanding shares of Outdoor Americas Common Stock;

WHEREAS, following the IPO, CBS presently intends to distribute the Outdoor Americas Common Stock held by CBS in one or more transactions that collectively have the effect that all or a substantial part of the shares of Outdoor Americas Common Stock held by CBS are distributed to all or some of the stockholders of CBS, whenever such transaction(s) shall occur (such transactions, collectively, the “Split-Off”);

WHEREAS, the Licensor is the registered proprietor of the Trademarks, and it or its Affiliates is the registered proprietor of the Domain Names or, in either case, it or its Affiliates have been licensed or otherwise authorized to deal with them and is permitted and able to license or sub-license the relevant rights to the Licensee on the terms of this Agreement;

WHEREAS, the Licensor wishes to license or sub-license its rights, title, and interest in and to the Trademarks and to license or sub-license its rights, title, and interest in and to, and to cause its Subsidiaries to license or sub-license their rights, title, and interest in and to, the Domain Names on the terms set out herein to the Licensee on a transition basis for the purpose of allowing the Licensee to wind-down its use of the Trademarks and Domain Names in connection with the IPO and the Split-Off; and

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

1.	Definitions and Interpretations

1.1	In this Agreement, the following terms shall have the meaning assigned to them:

(a)	“Brand Guidelines” means the brand guidelines attached at Schedule 3 of this Agreement;

(b)	“Contract Counterparties” means those third parties with whom the Licensee or its Affiliates has a current contract for the sale of outdoor advertising space as of the IPO Closing Time;

(c)	“Domain Names” means the domain names listed in Schedule 1 (or as may by written agreement of the parties be deemed added to that schedule);

(d)	“Licensed Property” means the Trademarks and Domain Names;

(e)	“Sites” means those sites at which the Outdoor Americas Business provides outdoor advertising space to their customers at the IPO Closing Time, together with any further additional sites which are offered to the Licensee during the Term pursuant to the terms of any of its contracts with the Contract Counterparties; and

(f)	“Trademarks” means all of the trademarks listed in Schedule 2.

2.	Grant of Rights

2.1	The Licensor (on behalf of itself and its Subsidiaries) hereby grants to the Licensee a non-exclusive royalty-free license to:

(a)	Use the Licensor’s “CBS OUTDOOR” Trademarks as part of (i) registered and unregistered business names, (ii) registered company names and (iii) Domain Names, in each case, to the extent in use as of the IPO Closing Time in the conduct of the Outdoor Americas Business (including the natural extension and evolution thereof during the General Term (as defined below));

(b)	Use the Trademarks as trademarks in the Outdoor Americas Business (other than as a physical badge on Sites), to the extent in use as of the IPO Closing Time in the conduct of the Outdoor Americas Business (including the natural extension and evolution thereof during the General Term); and

(c)	Use the Trademarks as a physical badge on Sites , to the extent in use as of the IPO Closing Time in the conduct of the Outdoor Americas Business (including the natural extension and evolution thereof during the Site Term (as defined below)).

2.2	Licensee may not license or authorize third parties to use the Trademarks unless to grant limited sub-licenses to its Affiliates, the Contract Counterparties or third party operators and/or owners of Sites in each case to the extent required in connection with the operation, marketing and promotion of the Outdoor Americas Business. Notwithstanding the grant of any sub-licenses, the Licensee shall remain liable for compliance with all its obligations under this Agreement. Without the prior written consent of Licensor (not to be unreasonably withheld), the Licensee shall not use the Licensed Property on sites other than those identified herein.

2.3	All rights not expressly granted by the Licensor to the Licensee pursuant to this Agreement are reserved without exception or limitation. The Licensee hereby acknowledges that Licensor’s CBS and Eye Design trademarks are famous and CBS and its Affiliates, including Licensor, use such marks on their respective websites and in certain domain names and use by the CBS and its Affiliates, including Licensor, of its CBS and Eye Design marks for activities other than the Outdoor Americas Business will not be a breach of any of its obligations under this Agreement. The Licensee hereby acknowledges that the Licensor may use the Trademarks in any manner, including promotion of its non-outdoor advertising businesses on outdoor advertising.

3.	Term

3.1	This Agreement shall commence at the IPO Closing Time, and in respect of:

(a)	the licenses granted by Sections 2.1(a) and 2.(b) of this Agreement (and all terms of this Agreement related to such licenses) shall terminate automatically without the need for action by either Party on the date which is ninety (90) days from the Split-Off Date (the “General Term”); and

(b)	the licenses granted by Section 2.1(c) of this Agreement (and all terms of this Agreement related to such licenses) shall terminate automatically without the need for action by either Party on the date which is eighteen (18) months from the Split-Off Date (the “Site Term”).

4.	Licensee’s Use of the Trademarks

4.1	The Licensee shall use the Trademarks in accordance with the Brand Guidelines together with any further or alternative branding guidelines as may reasonably be stipulated by the Licensor from time to time and shall observe all directions given by the Licensor as to colors and size of the representation of the Trademarks in connection with the operation of the Outdoor Americas Business or any advertising or marketing thereof.

4.2	If Licensee becomes aware of any existing uses of the Trademarks in the Outdoor Americas Business as of the IPO Closing Time that do not conform to the Brand Guidelines (“Non-Conforming Existing Uses”), Licensee shall promptly alert Licensor. Licensor shall have the option to request that Licensee conform such Non-Conforming Existing Uses to the Brand Guidelines; provided, that if Licensor permits Licensee to continue to use the Non-Conforming Existing Uses, Licensee shall not expand the Non-Conforming Existing Use beyond such use.

4.3	Licensor or its designee will have the right to inspect the Outdoor Americas Business operations conducted in connection with the Trademarks during regular business hours and upon reasonable notice in order to assure that the provisions of this Agreement are being observed. In connection with foregoing, Licensee agrees to cooperate with reasonable requests from Licensor to send to Licensor photographs of sample marketing material, Sites and other displays of the Trademarks during the Term.

4.4	In using the Trademarks, the Licensee shall:

(a)	maintain such quality standards for the Outdoor Americas Business that are in place as of the IPO Closing Time;

(b)	at all times seek to maintain their distinctiveness and the Licensee shall not do, or omit to do, any act which may render the Trademarks generic or invalid;

(c)	not perform any act which may reasonably be expected to be materially inconsistent with the goodwill or reputation of the Licensed Property; and

(d)	not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership of any of the Licensed Property other than the licensed rights conferred by this Agreement.

4.5	The Licensee shall cause to appear on all marketing and promotional materials on or in connection with which the Trademarks is used the following legend:

“CBS® is a Registered Trademark of CBS Broadcasting Inc. All Rights Reserved.”

and/or such legends, markings, and notices as the Licensor may reasonably request in order to give appropriate notice of any trademark, trade name or other rights therein.

4.6	During the General Term, the Licensor shall cooperate with Licensee to enable the Domain Names to be directed to the appropriate servers for the websites relating to the Outdoor Americas Business. The parties shall cooperate to achieve re-direction of the Domain Names prior to the expiration of the General Term.

4.7	The Licensee will, during the General Term, use its reasonable best efforts to reduce its usage of the Licensed Property for which a license is granted pursuant to either Section 2.1(a) or 2.(b) of this Agreement such that, as at the expiration of the General Term, it will have ceased using any of the Licensed Property for which a license is granted pursuant to either Section 2.1(a) or 2.(b) of this Agreement.

4.8	The Licensee will, during the Site Term, use its reasonable best efforts to reduce its usage of the Licensed Property for which a license is granted pursuant to Section 2.1(c) of this Agreement such that, as at the expiration of the Site Term, it will have ceased using any of the Licensed Property for which a license is granted pursuant to Sections 2.1(c) of this Agreement.

4.9	The Licensee is not permitted to adopt any new visual representation of the Trademarks in a form that is not already in use by the Outdoor Americas Business.

5.	Ownership

5.1	The Licensee acknowledges that nothing contained in this Agreement shall give the Licensee any right, title or interest in or to the Licensed Property, or any right to use them in any territory save as expressly granted in this Agreement. The Licensee will not claim any rights in the Licensed Property or apply to register the Licensed Property or any confusingly similar name or mark whether alone or in combination with any other name or mark or otherwise in any territory.

5.2	Any goodwill derived by, and any rights acquired by the Licensee from the use of the Trademarks or any derivatives thereof shall accrue to the Licensor (or its successors in title). At the request and expense of the Licensor, the Licensee shall execute all documents or take such action that is reasonably necessary to assign such goodwill and/or rights to the Licensor or otherwise to confirm Licensor’s ownership of the Licensed Property.

5.3	The Licensee agrees that it shall at no time prior to the expiration of this Agreement use or authorize the use of or apply to register any copyright, trademark, trade name, domain name or other designation identical to or similar to the Licensed Property. The Licensee agrees that the Licensor will, in its sole cost and discretion, clear, file, maintain and defend any and all applications and resulting registrations worldwide for the Licensed Property until the termination of this Agreement. The Licensee further agrees to abide by all reasonable clearance, filing and maintenance decisions made by the Licensor in connection with this Agreement, to execute any other documents or other materials the Licensor may reasonably request in furtherance of the purpose of this Agreement, and to cooperate with the Licensor in connection therewith, as requested.

5.4	If, in breach of this Agreement, the Licensee registers, or applies to register, any copyright, trademark, trade name, domain name or other designation identical to or similar to the Licensed Property, it shall immediately, with full title guarantee, transfer the registration or application to the Licensor, subject to reimbursement of the Licensee’s costs by the Licensor.

5.5	The Licensee agrees that it will not, and it will cause its Affiliates to not, use or authorize the use of or apply to register any copyright, trademark, trade name, domain name or other designation identical to or similar to the Licensed Property.

6.	Licensor obligations

6.1	The Licensor shall be required (a) during the General Term to maintain all registrations for the Trademarks that exist as of the IPO Closing Time for which a license is granted pursuant to either Section 2.1(a) or 2.1(b) of this Agreement and (b) during the Site Term to maintain all registrations for the Trademarks that exist as of the IPO Closing Time for which a license is granted pursuant to Section 2.1(c) of this Agreement.

7.	Warranties

7.1	Each Party warrants and represents to the other that it has the full right, power and authority to execute and perform the obligations of this Agreement.

7.2	The Licensor warrants and represents to the Licensee that:

(a)	it (or one of its Subsidiaries) holds all such rights and interest in the Licensed Property as are required to permit Licensor to enter into this Agreement; and

(b)	so far as the Licensor is aware, the Licensee’s use of the Licensed Property in connection with the Outdoor Americas Business does not and will not infringe or violate any other person or entity’s Intellectual Property Rights or proprietary rights of any kind.

8.	Taxes

8.1	Licensee shall be responsible for, pay and promptly reimburse the Licensor for any sales tax, value-added tax, goods and services tax or similar excise tax required to be paid or withheld by Licensor (or one of its Subsidiaries) in connection with this Agreement or the performance thereof, subject to the receipt of a valid tax invoice (if required by applicable law).

9.	Further Assurance

9.1	Each Party shall, at the cost and the request of the other Party and at any time after the IPO Closing Time, execute such documents and perform such acts as the other Party may reasonably require for the purpose of giving effect to this Agreement.

10.	Infringement

10.1	The Licensee shall, as soon as it becomes aware thereof, give the Licensor full particulars of any use or proposed use by any other person of a trade name, trademark, domain name or get-up of goods or mode of promotion or advertising which amounts or might amount either to: (i) infringement of; (ii) passing-off or unfair competition in relation to; or (iii) breach of any analogous or comparable right of the Licensor’s rights in relation to, the Licensed Property or the Licensee’s rights under this Agreement.

10.2	If the Licensee becomes aware that any other person alleges that the Licensed Property is invalid or that use of the Licensed Property infringes any rights of the Licensor or that the Licensed Property may be susceptible to challenge, the Licensee shall provide the Licensor with the particulars thereof.

10.3	The Licensor may, in its sole discretion, commence or prosecute any claims or suits to protect its rights hereunder, and the Licensee agrees to cooperate fully with Licensor and Licensor shall be responsible for reimbursing the Licensee for any and all documented costs reasonably incurred by the Licensee in providing such assistance to the Licensor.

11.	Termination

11.1	Either Party (the “Non-Defaulting Party”) may forthwith terminate this Agreement by notice to the other Party (the “Defaulting Party”) in the event that:

(a)	the Defaulting Party is wound up, files a petition in bankruptcy or is adjudicated a bankrupt, becomes unable to pay its debts when due, becomes insolvent, has a receiver, administrator, liquidator or similar appointed over its assets, makes any assignment for the benefit of its creditors or an arrangement pursuant to any insolvency law or anything analogous occurs in any jurisdiction;

(b)	the Defaulting Party fails to comply with any of its material obligations pursuant to this Agreement and does not remedy the same (if capable of being remedied) within thirty (30) days of receipt of notice in writing from the Non-Defaulting Party specifying the failure and demanding that it be remedied; or

(c)	the Licensee alone or with others seeks a declaration or other order from the court or other authority having competent jurisdiction that the registration of any of the Licensed Property is invalid or otherwise attacks the validity of the Licensed Property.

11.2	Upon any expiration of the General Term or any termination of this Agreement, all rights to use any Licensed Property granted herein pursuant to either Section 2.1(a) or 2.1(b) of this Agreement to the Licensee shall immediately cease and the Licensee shall at the Licensor’s request either return to the Licensor or destroy all materials bearing the Licensed Property for which a license is granted pursuant to either Section 2.1(a) or 2.1(b) of this Agreement upon such termination. The Licensee shall deliver to Licensor a certificate, dated the final day of the General Term, signed by an officer of the Licensee attesting to the cessation of use and the return or destruction of any remaining materials bearing the Licensed Property for which a license is granted pursuant to either Section 2.1(a) or 2.1(b) of this Agreement.

11.3	Upon any expiration of the Site Term or any termination of this Agreement, all rights to use any Licensed Property granted herein pursuant to Section 2.1(c) of this Agreement to the Licensee shall immediately cease and the Licensee shall at the Licensor’s request either return to the Licensor or destroy all materials bearing the Licensed Property for which a license is granted pursuant to Section 2.1(c) of this Agreement upon such termination. The Licensee shall deliver to Licensor a certificate, dated the final day of the Site Term, signed by an officer of the Licensee attesting to the cessation of use and the return or destruction of any remaining materials bearing the Licensed Property for which a license is granted pursuant to Section 2.1(c) of this Agreement.

11.4	Notwithstanding anything herein to the contrary, Article 12 and Section 5.5 of this Agreement shall survive any termination of this Agreement and shall remain in full force and effect.

12.	General

12.1	No Agency. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal agent relationship between the Licensee and the Licensor and no Party shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other.

12.2	Entire Agreement. This Agreement and the Master Separation Agreement constitutes the entire agreement between the CBS and/or the Licensor, on the one hand, and the Licensee, on the other hand, with respect to the Licensed Property, supersede all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the CBS and/or the Licensor, on the one hand, and the Licensee, on the other hand other than those set forth or referred to herein or therein.

12.3	Amendments. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by the Licensor and the Licensee.

12.4	Dispute Resolution. Any Dispute shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified herein or in Article VII of the Separation Agreement.

12.5	Liability. Neither Party shall be liable in contract, tort (including negligence) or otherwise arising out of or in connection with this Agreement for any special, indirect or consequential losses or damage including any economic loss (including loss of revenues, profits, contracts, business or anticipated savings); in any case, whether or not such losses were within the contemplation of the parties at the date of this Agreement. The foregoing exclusion shall not apply in the event of any indemnity obligation under this Agreement.

12.6	Confidentiality. Each of the parties shall keep confidential the terms of this Agreement and all information concerning the business of either of them exchanged between them in the course of negotiating the same or pursuant to the terms hereof and shall not divulge the same to any third parties (other than to their respective professional advisers) save to the extent necessary to enable them to perform their respective obligations hereunder.

12.7	Assignability. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Licensor and the Licensee, except that each of the Licensor and the Licensee may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, that in connection with any such assignment, the assigning Party provides a guarantee to the non-assigning Party (in a form reasonably agreed upon) for any liability or obligation of the assignee under this Agreement. Any purported assignment or transfer in violation of this Section 12.7 shall be null and void and of no effect.

12.8	Notices. Any notice given or served under this Agreement shall be in writing and in accordance with the provisions of Section VII of the Separation Agreement.

12.9	Waivers. No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. No provision of this Agreement may be waived except pursuant to a writing executed by the waiving Party.

12.10	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either the Licensor or the Licensee. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Licensor and the Licensee shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Licensor and the Licensee as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.11	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Licensor and the Licensee and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

12.12	Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.13

Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word

“or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Licensor and the Licensee and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

12.14	Jurisdiction and Venue; Waiver of Jury Trial

(a)	This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of the Licensor or the Licensee to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

(b)	Each Party irrevocably submits to the jurisdiction of any New York state or federal court in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such New York state or federal court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)

EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION

THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP AMONG THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

CBS BROADCASTING INC.

By:
Name: Title:

CBS OUTDOOR AMERICAS INC.

By:
Name: Title: